Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TRACK GROUP, INC.

Track Group, Inc., (the “Corporation”) a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporations Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and shall be effective immediately upon filing with the Secretary of State for the State of Delaware.

THIRD: The Corporation hereby amends the following provision of Certificate of Incorporation by deleting Section 4A in its entirety and replacing it with the following new paragraph:

“A.         Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is Eighty Million (80,000,000), of which Sixty Million (60,000,000) shall be designated as Common Stock, par value $0.0001 per share (“Common Stock”), and Twenty Million (20,000,000) shall be designated as Preferred Stock, par value $0.0001 per share (“Preferred Stock”)..”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation, shall be effective at 12:01 a.m., Eastern Time on April 30, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 29th day of April, 2026.

/s/ Derek Cassell
Derek Cassell
Chief Executive Officer